UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

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The following is an internal communication distributed to Unocal employees on June 29, 2005.

To: Unocal Employees

From: Chuck Williamson

The CNOOC Offer: What To Expect in the Days Ahead

In light of the announcement last week by CNOOC concerning their offer to acquire Unocal, I wanted to outline for you what we can expect over the coming weeks and try to address some of your questions and concerns.

Joe, Terry, Sam and I understand very well that this is going to be a period of high anxiety and uncertainty, a time when you are wondering what the future will bring and a time when we can easily become distracted.

Our first priority is unchanged - operating and maintaining our business safely, efficiently, and responsibly. This is more important now than ever before. I want to thank all of you for the dedication and vigilance you have shown for the past few months in keeping our operations safe and in delivering against our plans. I appreciate that it is not easy to stay focused with all of the press coverage, rumors and speculation, but we have an obligation to each other and to our stockholders to maintain a safe and efficient workplace. Unocal employees are true professionals, among the very best in the industry, and we have a job to do.

Let me summarize what we might expect over the next few weeks, starting with the Chevron proposal. Chevron announced this morning that it has received final approval from the SEC of its registration statement, which includes Unocal's proxy statement. This approval has allowed us to set Wednesday, August 10 as the date for a stockholder meeting to vote on the Chevron proposal. Under the terms of our merger agreement with Chevron, they can require us to hold a stockholders meeting even in the face of a competing proposal.

Please note: The August 10 meeting will not involve a vote on the competing proposal. Our stockholders will vote only on the Chevron proposal at this meeting. Any stockholder vote on the CNOOC proposal would occur at a different special meeting. In order to be approved, the Chevron proposal must receive the affirmative vote of more than 50 percent of all outstanding shares.

At this time, our board continues to recommend approval of the Chevron proposal, and we will continue to work towards a successful integration effort. In the meanwhile, we must evaluate the competing CNOOC proposal so that our shareholders understand the comparative merits of the two offers. Our board will need to understand the risks and value associated with both proposals in order to decide whether to withdraw its current recommendation for the Chevron proposal.

Because the CNOOC proposal is relatively new and does not yet reflect a binding merger agreement, we will need to engage with CNOOC over the next few weeks concerning a number of issues in order to understand if it will be possible to reach a satisfactory agreement. We went through a similar process with Chevron before announcing our agreement on April 4th.

Under the terms of our merger agreement with Chevron, we were prohibited from discussing competing proposals without their permission, except under limited circumstances. Chevron waived that prohibition last week, allowing us to negotiate with CNOOC to evaluate their proposal. Chevron is intent on successfully concluding this transaction, but they also understand that our stockholders will require additional information in order to adequately evaluate and compare the CNOOC proposal. That means that during the next few weeks, we will continue to work with Chevron on integration matters while our management team and external advisors meet with CNOOC officials to more fully understand their proposal.

As you've probably seen, the CNOOC proposal has become a major international news story because it involves wider issues of geopolitics and U.S. foreign policy. As we move forward, we will see and hear additional stories in the media speculating about developments and possible outcomes. Pundits will make predictions and politicians will stake out their positions.

As a reminder, Unocal has designated spokespersons to respond to media queries. It is company policy not to comment on market speculation or rumors about acquisitions and mergers. If any employees should receive media inquiries regarding the merger, you are required to promptly refer them, without any comment, to Barry Lane, Manager, Public Relations (El Segundo, CA; (310) 726-7731; blane@unocal.com).

It is also important for Unocal employees who are interacting with Chevron employees in connection with the proposed transaction to avoid discussing the CNOOC offer with their Chevron contacts.

Both Chevron and CNOOC have indicated that they intend to offer jobs to many of our employees. We also have severance benefits in place for those employees not offered positions. You may want to consult the CNOOC website and press release (reference link) for a more complete discussion of their strategic plans and views on the benefits of a merger with Unocal.

Let me try to answer a few of the questions that are probably on your minds right now:

When will the Unocal board respond to the CNOOC proposal?

The Board will move expeditiously, consistent with its fiduciary duties, in considering the CNOOC proposal and plans to respond in advance of the special stockholder meeting concerning the Chevron proposal.

If stockholders approve the Chevron merger, will the CNOOC offer go away?

If the stockholders approve the Chevron proposal, it cannot be withdrawn. Assuming that other customary closing conditions are satisfied, we would expect the merger with Chevron to close almost immediately or within a few days, making the CNOOC offer moot.

If the Chevron proposal is defeated by the stockholder vote, how long would the CNOOC deal then take to close?

The CNOOC proposal would be subject to regulatory approvals similar to those we have nearly completed with Chevron. In addition, because CNOOC is a foreign buyer, we expect additional governmental review not required for the Chevron transaction. CNOOC has publicly stated that it believes it will take three to six months to obtain these approvals and close the deal.

How does CNOOC's bid affect the people selection process with Chevron?

We intend to continue with the people selection process with Chevron and will announce the first round of positions within the next few days.

Would CNOOC honor the change of control provisions?

In the event that we were to enter into a binding merger agreement with CNOOC, CNOOC would be required to honor Unocal's Change of Control provisions.

I recognize that as employees you have many other questions I have not addressed, but at this stage of the process we do not have all the answers. Please bear with us and we will continue to keep you informed as our discussions progress.

In conclusion, I want to re-emphasize that we have an obligation to our stockholders to fully evaluate both proposals, and we intend to do so as expeditiously as possible.

Thanks again for your continued attention and your ongoing commitment to safe, efficient and responsible operations.

ADDITIONAL INFORMATION FOR INVESTORS

Chevron has filed a Form S-4, Unocal will file a proxy statement and both companies will file other relevant documents concerning the proposed merger transaction with the Securities and Exchange Commission (SEC). INVESTORS ARE URGED TO READ THE FORM S-4, PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION. You may obtain the documents at the website maintained by the SEC at www.sec.gov. In addition, you may obtain documents filed with the SEC by Chevron by contacting Chevron Comptroller's Department, 6001 Bollinger Canyon Road - A3201, San Ramon, CA 94583-2324. You may obtain documents filed with the SEC by Unocal by contacting Unocal Stockholder Services at (800) 252-2233, 2141 Rosecrans Avenue, Suite 4000, El Segundo, CA 90245.

Chevron, Unocal, and their respective directors and executive officers, may be deemed to be participants in the solicitation of proxies from Unocal's stockholders in connection with the merger. Information about the directors and executive officers of Chevron and their ownership of Chevron stock is set forth in the proxy statement for Chevron's 2005 Annual Meeting of Stockholders. Information about the directors and executive officers of Unocal and their ownership of Unocal stock is set forth in the proxy statement for Unocal's 2005 Annual Meeting of Stockholders. Investors may obtain additional information regarding the interests of such participants by reading the Form S-4 and proxy statement for the merger. Investors should read the Form S-4 and proxy statement carefully before making any voting or investment decisions.

CAUTIONARY INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

Except for the historical and factual information contained herein, the matters set forth herein, including statements as to the proposed merger transaction with Chevron, the CNOOC proposal and other statements identified by words such as "estimates," "expects," "projects," "plans," and similar expressions are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including uncertainties as a result of the CNOOC proposal and other risk factors as detailed from time to time in Unocal's reports filed or furnished with the SEC, including Unocal's most recent Annual Report on Form 10-K. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, Unocal undertakes no obligation to update publicly any forward-looking statements herein, whether as a result of new information, future events or otherwise.

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